EXHIBIT 4-F
-----------
(Carlyle-XV)


                         LOAN MODIFICATION AGREEMENT
                                (Carlyle-XV)


      This Loan Modification Agreement ("Agreement") is executed as of this _____ day of October, 1996, by and between CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership (the "Borrower"), and WELLS FARGO BANK, N.A., as successor by merger to Crocker National Bank (the "Bank"). This Agreement is executed based on the following facts and understandings.

                                  RECITALS
                                  --------

      A. On or about December 26, 1985, Borrower and the Bank entered into that certain "Loan Agreement" pursuant to which the Bank made a loan (the "Loan") to Borrower in the original principal amount of $22,750,000. The Loan was evidenced by a promissory note dated as of December 30, 1985 (the "Note"). All obligations of Borrower to the Bank arising out of or relating to the Loan Agreement, the Note, or any other documents executed pursuant to any of them, as they may be amended from time to time, are secured by certain collateral described in a "Security Agreement" dated December 26, 1985 and executed by Borrower in favor of the Bank (the "Original Security Agreement"). The Loan Agreement, the Note, the Original Security Agreement, and the other documents executed concurrently therewith or at any time before the Closing Date pursuant thereto are hereafter referred to as the "Original Loan Documents."

      B. Borrower is a general partner of Maguire Thomas Partners-South Tower (the "Partnership"). The other general partners of the Partnership are Maguire Partners-Bunker Hill, Ltd. ("Maguire") and Carlyle Real Estate Limited Partnership-XIV ("Carlyle 14"). The sole limited partner of the Partnership was International Business Machines Corporation, a New York Corporation ("IBM"), although its interest was recently acquired by Maguire. Borrower has requested the Bank's consent to the merger of the Partnership into a limited liability company formed under California law to be named Maguire Thomas Partners-South Tower, LLC (the "LLC"), and to the Operating Agreement of Maguire Thomas Partners-South Tower, LLC dated as of September 24, 1996 (the "LLC Operating Agreement"), which replaces the "Partnership Agreement" of the former Partnership (as defined in the LLC Operating Agreement).

      C. Carlyle 14 is also indebted to the Bank. On or about December 26, 1985, Carlyle 14 and the Bank entered into a "Loan Agreement" (the "Carlyle 14 Loan Agreement") pursuant to which the Bank made a loan (the "Carlyle 14 Loan") to Carlyle 14 in the original principal amount of $12,250,000. The Carlyle 14 Loan was evidenced by a "Promissory Note" dated December 30, 1985 (the "Carlyle 14 Note"). All obligations of Carlyle 14 to the Bank arising out of or relating to the Carlyle 14 Loan Agreement, the Carlyle 14 Note, or any other documents executed at any time pursuant to any of them as they might be amended in writing from time to time were secured by certain collateral described in a "Security Agreement" (the "Carlyle 14 Security Agreement") dated December 26, 1985 and executed by Carlyle 14 in favor of the Bank. The Carlyle 14 Loan Agreement, the Carlyle 14 Note, and the Carlyle 14 Security Agreement, and the other documents executed concurrently therewith or at any time pursuant thereto by Carlyle 14 and/or the Bank are hereafter referred to as the "Original Carlyle 14 Loan Documents." The Original Carlyle 14 Loan Documents, together with the amendments and supplements thereto (such as counterparts corresponding to the New Documents as described in Section 3.1 from Borrower) as are required by the Carlyle 14 Loan Modification Agreement dated as of the date hereof (herein, together with that Carlyle 14 Loan Modification Agreement, collectively called the "New Carlyle 14 Documents") are herein collectively called the "Carlyle 14 Loan Documents."

      D. Borrower's present and future obligations to the Bank are secured by the "Collateral" described in ANNEX A hereto (the "Collateral").



      E. The primary asset of the Partnership is an office building more specifically described in EXHIBIT A attached hereto (herein, together with the Partnership's right, title and interests in all equipment, fixtures, inventory and other real and personal property located thereon or associated therewith and all rights and interests appurtenant or related thereto consisting of rents, issues, profits, leases, accounts, chattel paper, instruments, general intangibles, contract rights and other rights to payment, collectively called the "Property"). The Property is encumbered by a lien in favor of Aetna Life Insurance Company, as successor to the Aetna Casualty & Surety Company ("Aetna") in the original principal amount of $200,000,000 (the "Aetna Loan"). The Partnership has negotiated or is in the process of negotiating and documenting a modification of the Aetna Loan with a maturity of September 1, 2003 (the "Aetna Restructuring") pursuant to a Modification and Extension Agreement dated as of September 19, 1996, and certain "Amended Loan Documents" described therein (herein collectively called the "Aetna Restructuring Documents"). The "Aetna Loan Documents" include all "Loan Documents" defined in the Aetna Restructuring Documents, together with the Aetna letter agreement dated October 24, 1996 "Re Payment of Management Fee" (the "Aetna Manager Fee Transfer Approval") and the "Letter Agreement" dated September 30, 1996 referenced therein (the "Manager's Letter Agreement") among Carlyle, the LLC and Maguire/Thomas Partners Development Ltd. (herein, together with its successors and assigns called, "Property Manager"), the Company Acknowledgment and Consent dated as of the date hereof among Maguire, Property Manager, LLC, Carlyle and Bank of America NT&SA (the "Manager's Warranty"), and the Acknowledgment and Agreement dated September 25, 1996, executed by Aetna in favor of the Bank (the "Aetna/WFB Acknowledgment").

      F. The obligations evidenced by the Note matured on December 1, 1994. As of that date, the principal outstanding under the Note totalled $12,250,000. Interest continued to accrue thereafter at the rate applicable after maturity. Borrower has asked the Bank to modify and extend the maturity date of the Loan approximately to coincide with the maturity date of the Aetna Loan after completion of the Aetna Restructuring. Borrower has also asked the Bank to consent to the Aetna Restructuring Documents.

      G. Subject to the terms and conditions set forth in this Agreement, the Bank is willing to modify and extend the maturity date of the Loan, to make certain other modifications to the Original Loan Documents as expressly set forth below, and otherwise to do what is expressly required for the Bank to do in this Agreement.


                                  AGREEMENT
                                  ---------

      WHEREFORE, for fair and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1.    ACKNOWLEDGEMENTS, DEFINITIONS.

            1.1 RELATION TO PAST. Borrower acknowledges, agrees, represents and warrants that the Recitals set forth above are true and correct. Borrower further acknowledges and agrees that, except as expressly revised as set forth herein, the Original Loan Documents remain fully valid, binding and enforceable in accordance with their respective express, written terms, subject to no claims, defenses, or offsets of any kind.

            1.2 DEFINITION OF "LOAN DOCUMENTS". The term "Loan Documents" used in this Agreement and in Article III of the Loan Agreement (and elsewhere in the Loan Agreement) shall be deemed to refer not only to the Original Loan Documents, but also to this Agreement, the New Documents, all documents and agreements executed pursuant thereto, and all other duly executed written amendments or supplements thereto or modifications thereof. The New Documents are Loan Documents under all of the Original Loan Documents. References to the "Partnership" in Article III of the Loan Agreement shall be deemed to also refer to the LLC, such that, for example,
Section 3.5 of the Loan Agreement which contains a representation and warranty that there is also no action, suit or proceeding pending against the Partnership shall be deemed to also constitute a representation and warranty that, to the extent applicable, as of the date hereof, there is also no action, suit or proceeding pending against the LLC. As used in the Original Loan Agreement, the following definitions are also modified as follows for the purposes of the Loan Documents: (a) the "Partnership Agreement" also includes the LLC Operating Agreement; (b) "Bank" means Wells Fargo Bank, N.A. and its successors and assignees; and (c) "Security Agreement" means collectively the Original Security Agreement and the Supplemental Security Agreement. Except as otherwise expressly provided in this Agreement, the terms used herein and defined in the California Uniform Commercial Code as amended or recodified from time to time ("UCC") shall be used in this Agreement with that defined meaning.

      2. AGREEMENTS BY THE BANK. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Bank agrees as follows:

            2.1 NEW NOTE. To modify the Note in accordance with the terms set forth in a "New Note" in the form of EXHIBIT B attached hereto, such that (among other things):

                  (a) The principal amount shall be equal to the amount stated in the New Note (calculated as to the sum of all outstanding principal plus all accrued and unpaid interest (at the rate applicable under the Note after maturity) from and after December 1, 1985 through the "Closing Date" (defined below) plus a capitalized restructuring fee. The restructuring fee is approximately equal to the difference between (i) the total amount of interest payments made under the Note from and after December 1, 1985 through the Closing Date, plus accrued and unpaid interest owing on the Note, and (ii) the amount which would have been paid under the
Note if the interest rate applicable thereunder for the period from December 1, 1985 through the Closing Date equalled seventeen percent (17%) per annum computed on the basis of a 360 day year for actual days elapsed;
                  (b) The maturity date shall be extended until the first to occur of (i) September 1, 2003, or (ii) acceleration due to the occurrence of an "Event of Default";

                  (c) Interest shall accrue on the outstanding principal amount of the New Note at a rate per annum prior to maturity of seventeen percent (17%) per annum, and after maturity at a rate per annum equal to the greater of (i) seventeen percent (17%) per annum, or (ii) the "Prime Rate" (being charged by the Bank from time to time, changing with each change in such Prime Rate) plus five percent (5%), in either case, based on a 360-day year for actual days elapsed.

                  (d) The Loan (and all costs and expenses and other payment obligations of Borrower) may be prepaid at any time without penalty; and

                  (e) The New Note interest and principal shall be due when and to the extent that any Subject Disbursements, Management Disbursements, or other Collateral or proceeds are available in cash, and such amounts shall be allocated first to expenses and other amounts due other than principal and interest, then to interest and then to principal. However, notwithstanding the foregoing, so long as the Property Manager is obligated to make monthly installment payments (each a "Manager's Payment") of the Management Disbursements to Borrower or the Bank under the Manager's Letter Agreement (or the LLC is obligated to withhold any portion of any installment of the $300,000 payment from Property Manager, if requested by Carlyle or the Bank), Borrower's sixty-five percent (65%) share of $25,000 shall be due under the New Note no later than thirty (30) days after the date the Bank gives written notice to Property Manager or Maguire (with a copy to Borrower), or notice directly to Borrower, of the failure of Property Manager or Maguire to pay such installment payment within the five
(5) day cure period following the date such installment payment is due. Since such installment is due on the first day of each calendar month under the Manager's Letter Agreement, the corresponding payment on the New Note shall be due and owing to the Bank on the same date, subject to such cure period.

            2.2 ADDITIONAL ADVANCE. Subject to and upon the terms and conditions stated in this Agreement, the Bank shall advance for the account of Borrower Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) as additional indebtedness evidenced by the New Note. Such advance shall be disbursed by the Bank directly to the escrow for the Aetna Restructuring in order to satisfy Borrower's share of the funds required by Aetna as a condition to the closing of that transaction, and Borrower hereby unconditionally consents to that direct disbursement of such additional advance.

            2.3 OTHER MODIFICATIONS. The Original Loan Documents shall be deemed to have been modified and supplemented as expressly set forth in this Agreement, including by the New Documents described below. However, except as otherwise expressly so amended or supplemented by New Documents, the Original Loan Documents remain in full force and effect.

      3. CONDITIONS PRECEDENT. It shall be a condition precedent to each and every obligation of the Bank to Borrower under this Agreement that each of the following shall be satisfied (the date the satisfaction of which shall be referred to as the "Closing Date"), which Closing Date shall be no later than October 31, 1996 (as to which time is of the essence):

            3.1 DOCUMENTS. The Bank shall have received originals of the following documents from Borrower, each in form and substance satisfactory to the Bank, and each of which shall have been duly executed by all parties thereto (herein collectively called the "New Documents"):

                  (a)   this Agreement (or a counterpart thereof);

                  (b) the "New Note" substantially in the form of EXHIBIT B attached hereto;

                  (c) a "Release" in substantially the form of EXHIBIT C attached hereto;

                  (d) a "Wells Fargo Bank Addendum" to the LLC Operating Agreement executed by Maguire and in form and substance satisfactory to the Bank;

                  (e) a "Notice of Assignment and Acknowledgement of Receipt" in the form of EXHIBIT D attached hereto executed by the LLC and each of the members thereof;

                  (f) a "Notice of Assignment and Acknowledgement of Receipt" in the form of EXHIBIT D attached hereto executed by the Property Manager (defined below);

                  (g) a "Security Agreement" in the form of EXHIBIT E attached hereto (the "Supplemental Security Agreement");

                  (h) a "UCC-1 Financing Statement," and an amendment to the existing UCC financing statement, each in the form of EXHIBIT F attached hereto; and

                  (i) the Aetna Manager's Fee Transfer Approval, the Manager's Letter Agreement, the Manager's Warranty, and the Aetna/WFB Acknowledgment in form and substance satisfactory to the Bank.

            3.2 COLLATERAL. The Bank shall have received a duly perfected security interest of no less than first priority in all Collateral described in ANNEX A hereto.

            3.3 EXTENSION FEES. Borrower shall have paid to the Bank an "Extension Fee" in cash or immediately available funds equal to $32,430. Furthermore, the Bank shall have received in cash or in immediately available funds from Carlyle 14 a separate extension fee of $17,570.

            3.4 COSTS AND ATTORNEYS' FEES. Borrower shall have reimbursed the Bank for all costs, expenses, and reasonable attorneys' fees incurred between January 1, 1996, and the Closing Date in connection with the defense, protection, exercise of the Bank's rights under, or enforcement of, the Original Loan Documents, in responding to claims and disputes raised by any of Borrower's partners in the Partnership or Aetna, in negotiating and documenting the terms of this Agreement and the other New Documents (and the superseded negotiations of other related matters), in reviewing and commenting upon the Aetna loan transaction and other matters potentially threatening or affecting the Collateral, in reviewing and commenting upon the restructuring of the Partnership into an LLC and negotiating and documenting the LLC Operating Agreement, and any and all potential amendments to the Partnership Agreement and the LLC Operating Agreement, and any other costs, expenses or charges of the type described in Section 6.4 below (which sum is set forth in Annex B attached hereto and is payable 65% from Borrower and 35% from Carlyle 14).

            3.5 AETNA RESTRUCTURING. The Bank shall have received evidence satisfactory to the Bank indicating that the Partnership (and/or the LLC) and Aetna have modified the Aetna Loan and Aetna Restructuring Documents on terms and conditions satisfactory to the Bank, including that the maturity date of the Aetna Loan has been extended to September 1, 2003, and delivery to the Bank of the Aetna Acknowledgement and Agreement in favor of the Bank in connection with the Aetna Restructuring.

            3.6 FORMATION OF LLC. The LLC shall have been duly formed in accordance with documentation in form and substance satisfactory to the Bank, including by an LLC Operating Agreement and the related "Wells Fargo Bank Addendum," in the form of EXHIBIT G attached hereto, and the Partnership shall have been duly merged into the LLC.

            3.7 UCC STATEMENTS. The Bank shall have received from Borrower duly executed UCC-2 statements amending the original financing statements and perfecting the Bank's security interests (or perfecting the Bank's security interests) granted under the Original Security Agreement, so as to reflect the amendments to the Loan pursuant to this Agreement, and the Bank shall have received from Borrower duly executed UCC-1 Statements (for Illinois and California) relating to the New Security Agreement as a supplement to the provisions of the Original Security Agreement.

            3.8 NECESSARY CONSENTS. The Bank shall have received duly executed consents, releases, and acknowledgements executed by the Partnership and/or the LLC and the other partners in the Partnership and/or the members in the LLC relating to the Collateral for the obligations owing to the Bank and the other issues raised by the transactions described herein, in the form of the New Documents described in Sections 3.1(d), (e) and (f).

            3.9 LEASES. The Bank shall have received copies of all pending leases relating to the Property for which approval is under consideration by the LLC, together with such related documents and information as the Bank may reasonably request (to the extent Borrower is entitled thereto under the LLC Operating Agreement).

            3.10 CARLYLE 14 TRANSACTION. The Bank shall have received a duly executed original (or counterpart) of the Carlyle 14 Loan Modification Agreement and all conditions precedent to the Bank's obligations thereunder shall have been satisfied or waived in writing by the Bank, including the execution of the other New Carlyle 14 Documents.

            3.11 FINANCIAL DOCUMENTS. The Bank shall have received the most current profit and loss statement, balance sheet, Property rent rolls, Property operating statements, and cash flow statement relating to the Partnership, the LLC, and/or the Property, and the Bank shall also have received all of the most current financial reports and documentation provided to Aetna by the Partnership (and/or the LLC) or its various partners (and/or the members of the LLC)(other than Maguire); and

            3.12 OPINION OF COUNSEL. Borrower shall have delivered to the Bank a favorable opinion of counsel for Borrower, addressed to the Bank and dated as of the Closing Date covering the matters incident to the closing of this Agreement, to the Collateral, to the valid, binding and enforceable nature of the Loan Documents, to the formation of the LLC and the valid nature and enforceability of the LLC Operating Agreement, and to the merger of the Partnership into the LLC, all as the Bank may reasonably request.

      4. MODIFICATION OF LOAN. Subject to the satisfaction of the conditions precedent set forth in Section 3 above, the Original Loan Documents shall be further modified, amended and supplemented as follows:

            4.1 PAYMENT TERMS. As stated in the New Note, payments of principal and interest are due and payable prior to the maturity date thereof as and when cash is available from or on account of the Collateral to make payments, including as follows:

                  (a) All LLC or Partnership disbursements (collectively "Subject Disbursements") from or on account of the interests of Borrower and Carlyle 14 in the Partnership and/or the LLC shall be delivered directly to the Bank by the payor thereof (and may be collected directly by the Bank at any time pursuant to UCC 9318 and 9502 or otherwise) in accordance with this Agreement, the Security Agreements, and any other applicable documentation executed pursuant hereto, whether before or after the occurrence of any Event of Default or default. Additionally, Borrower agrees to deliver to the Bank in kind and in cash (to the extent received in cash) any Subject Disbursements which Borrower receives within five (5) business days of having received such Subject Disbursements.

                  (b) The $300,000 in aggregate annual payments which are payable in monthly installments to Borrower and Carlyle 14 by Maguire/Thomas Partners-Development, Inc. as "Property Manager" on account of management fees (the "Management Disbursements") shall be delivered directly to the Bank by the payor thereof (and may be collected directly by the Bank at any time pursuant to UCC 9318 and 9502 or otherwise) in accordance with this Agreement and any other applicable documentation executed pursuant hereto, whether before or after the occurrence of any Event of Default or default. Additionally, Borrower agrees to immediately deliver to the Bank in kind and in cash (to the extent received in cash) any Management Disbursements which Borrower receives within five (5) business days of having received such Management Disbursement.

                  (c) Any other amounts of cash Collateral or cash proceeds of Collateral received by Borrower shall be paid to the Bank within five (5) business days of when the same are first received or available (and at all times subject to direct collection by the Bank immediately pursuant to UCC 9318 and 9501 or otherwise) whether or not any Event of Default exists.

                  (d) Regardless of what the amount may be of Subject Disbursements and Management Disbursements (plus other payments or disbursements that are made by or on account of the interests of Borrower in the Partnership or the LLC) all principal, accrued interest, fees, costs or other payments for which Borrower is liable shall be due and payable on the first to occur of (a) September 1, 2003, and (b) acceleration due to the occurrence of an "Event of Default."

            4.2 MODIFICATIONS REGARDING PREPAYMENTS. Section 1.4 of the Loan Agreement is hereby deleted. Should Borrower desire to prepay the Loan or any portion thereof, the payment shall be first applied to any outstanding indemnity and reimbursement liabilities, expenses and costs for which Borrower is liable, then to any accrued or unpaid interest and late charges, and then to the principal owing under the New Note. Furthermore,
Section 1.5 of the Original Loan Agreement is amended, such that the last sentence reading, "Any such prepayment shall be accompanied by payment of a premium computed in accordance with the provisions of Section 1.4, and by all accrued and unpaid interest on the principal amount prepaid", shall be deleted. The only limitation on prepayments (as indicated above) is that, if Borrower desires to make a prepayment on its New Note, the payments must be first applied to all Loan Document liabilities in the order specified above.

            4.3 EVENTS OF DEFAULT. The provisions regarding the definition of an "Event of Default" in the Original Loan Documents shall be supplemented by the following provisions such that it shall constitute an Event of Default under the Loan Documents (as modified by this Agreement and the other New Documents) when, if, or to the extent that:

                  (a) (I) The LLC or any of its members shall modify, amend, supplement or otherwise alter the Aetna Loan or any of the "Aetna Loan Documents" or Aetna Restructuring Documents or the LLC Operating Agreement in any respect whatsoever (or shall agree to or permit any capital call or other monetary obligation to arise as a Major Decision [as defined in the LLC Operating Agreement], without first obtaining the prior written consent of the Bank), in any such case without first obtaining the prior written consent of the Bank to such modification amendment or supplement, or (II) any "Event of Default" or default shall occur under any of the Aetna Loan Documents which is not cured before Aetna serves or files any notice of default, accelerates any payment due under the Aetna Loan, or exercises any other remedy thereunder, or (III) the termination for any reason of Property Manager as the Property Manager for the purposes of Paragraph 2(ii) of the Manager's Letter Agreement, or the filing of any petition by or against Property Manager under any provisions of the Bankruptcy Code or any other law providing any moratorium on debt payments or other exercise of creditor rights, in either case before the satisfaction of the obligations with respect to the Supplemental Preferred Return and the $5,000,000 Preference under the LLC Operating Agreement in accordance with Paragraph 2(i) of the Manager's Letter Agreement, provided that, if such Event of Default is determined by the Bank in its discretion to be reasonably capable and reasonably probable of timely cure by Borrower, then, so long as Borrower is continuously engaged in its diligent efforts to cure such Event of Default (and so long as Aetna has not filed a notice of default, accelerated any payment due under the Aetna Loan, or exercised any other remedy under the Aetna Restructuring Documents), for up to five (5) business days the Bank shall forbear from noticing any foreclosure sale of any Collateral or accelerating the indebtedness owing under the Note. However, the Bank shall have no obligation or duty to consent to any Major Decision which exposes Borrower to any significant risk of a capital call or other monetary obligation under the LLC Operating Agreement for which Borrower has no reasonably certain committed source of funding a timely payment of such obligation. For example, if the LLC proposes a lease requiring tenant improvement allowances which could only be funded with capital calls, approval of that lease is treated the same as causing a capital call without the Bank's prior written consent;

                  (b) The LLC for any reason whatsoever is dissolved or, absent the timely cure of any event of default by or involving Borrower or Carlyle 14, will be dissolved; provided that, if such event of default is determined by the Bank in its discretion to be reasonably capable and reasonably probable of timely cure by Borrower under the applicable and foreseeable circumstances, then so long as Borrower is continuously engaged in using its diligent best efforts to cure before dissolution occurs, Borrower shall have the grace period (if any) prescribed in the LLC Operating Agreement to cure such event of default;

                  (c) Borrower fails to make any capital contribution as and when required by any provision of the LLC Operating Agreement or otherwise fails to pay or perform any other monetary obligation as or when provided therein;
                  (d) Any "Event of Default" occurs under the LLC Operating Agreement; provided that, if such Event of Default is determined by the Bank in its discretion to be reasonably capable and reasonably probable of being timely cured by Borrower under applicable and foreseeable circumstances, then so long as Borrower is continuously engaged in using its diligent best efforts to cure such Event of Default, Borrower shall have the grace period (if any) prescribed in the LLC Operating Agreement to cure such Event of Default;

                  (e) Any or all of Borrower's interest in the Partnership or the LLC for any reason or cause is subject to loss (other than as a result of general market conditions), impairment, dilution, purchase by another partner or member, or the occurrence of a Major Decision which is made without opposition by Borrower and either to which the Bank has not in its sole discretion given its prior written consent (if the Bank deems the same to threaten or impair any of its Collateral or related interests) or on which the Bank has not declined in writing in its sole discretion to either consent or disapprove; provided that, if the Bank determines in its discretion that such event or effect is reasonably capable and reasonably probable of timely cure to prevent the same under applicable and foreseeable circumstances, then so long as Borrower is continuously engaged in using its diligent efforts to cure or avoid such event or effect, Borrower shall have the grace period (if any) prescribed in the LLC Operating Agreement to cure or avoid such event of effect;

                  (f) Borrower shall breach any provision of Article 5 of this Agreement, each of which breach shall constitute an immediate Event of Default, or Borrower shall breach or fail to comply with any other provision of any New Document besides those otherwise enumerated as Events of Default in the Loan Agreement and such Event of Default is not cured within five (5) business days after receipt of notice of such breach or failure from Bank; provided that, if such Event of Default is determined by the Bank in its discretion to be reasonably capable and reasonably probable of being timely cured by Borrower under applicable and foreseeable circumstances, then so long as Borrower is continuously engaged in using its diligent efforts to cure such Event of Default (and so long as Aetna has not filed a notice of default, accelerated the payment of the Aetna loan, or exercised any other remedy under the Aetna Restructuring Documents), Borrower shall have an additional twenty (20) business days to cure such Event of Default; provided further, however, that if any Event of Default occurs as a result of Borrower's failure to provide to the Bank any reports or documents which are to be prepared by Maguire and which have not yet been delivered to Borrower, then so long as Borrower is continuously engaged in using its diligent efforts to cure such Event of Default, then Borrower shall have a reasonable period of time (not to exceed fifteen (15) business days) to cure such Event of Default; or

                  (g) Borrower shall (i) fail to timely pay to the Bank its sixty-five percent (65%) share of any installment of the $300,000 in aggregate annual payments payable in monthly installments to the Bank under the Manager's Letter Agreement (or the Aetna Manager Fee Transfer Approval or the LLC Operating Agreement), or (ii) fail to cure any breach of any covenant or agreement of Property Manager or Maguire under the Manager's Letter Agreement or Section 3.01(b) (iv) of the LLC Operating Agreement, no later than thirty (30) days after the date the Bank gives written notice to Property Manager or Maguire (with a copy to Borrower), or notice directly to Borrower, of the failure of Property Manager or Maguire to pay such installment payment, or to perform such covenant or agreement, within the five (5) business day cure period following the date such installment payment, or performance of such covenant or agreement, is due.

            Notwithstanding any provision to the contrary contained herein or in the Loan Agreement, the terms and provisions of Sections 4.3(a) and
(f) hereof shall replace and supersede the terms and provisions of Section 5.1.I of the Loan Agreement with respect to the occurrence of any default under the Aetna Loan.

            4.4 REMEDIES UPON DEFAULT. The Original Security Agreement and the other Original Loan Documents are hereby amended such that any provisions limiting the Bank's methods of selling or disposing of that portion of the Collateral described in Section 2(b) of the Original Security Agreement to those set forth in Section 3.03 of the Partnership Agreement ARE DELETED. Specifically, and without limitation, the following language is HEREBY DELETED from paragraph 9 of the Original Security
Agreement:

            Notwithstanding anything to the contrary contained herein, Secured Party shall sell or dispose of that portion of the Collateral described in Section 2(b) of this Agreement only in accordance with Section
3.03 of the Partnership Agreement.

Instead, there shall be no limitations on the exercise of the Bank's rights or remedies except those expressly imposed on the Bank by the Wells Fargo Bank Addendum attached hereto as EXHIBIT G with respect to the LLC Operating Agreement.

            4.5 REPORTING REQUIREMENTS. The following reporting requirements shall supplement the reporting requirements set forth in
Section 4.1 of the Original Loan Agreement (and any reference to reports to be provided by (or obligations to be performed by) the Partnership or its partners shall be deemed to refer to the LLC and its members after the merger of the Partnership into the LLC):

                  (a) Before the Partnership and/or the LLC enters into any new leases or other contracts for or with respect to any of the Property to which Borrower (or its representative on the Management Committee) has any right to consent or object, where the same involves any Major Decision or any lease for more than 50,000 square feet of the Property, Borrower shall provide to the Bank copies of such proposed leases and contracts and any material current correspondence or other documentation reasonably requested by the Bank (to the extent provided to Borrower under the LLC Operating Agreement) regarding the terms thereof with the prospective tenants (and the Bank must consent in writing thereto before Borrower agrees to support, suffer or permit entering into a prospective lease or contract); provided, however, that if the Bank fails to approve or disapprove any such lease or Property contract within fifteen
(15) business days (or such longer period as may be granted to Borrower under the LLC Operating Agreement or other agreement if and when Borrower is limited to a specific period for approving or disapproving such lease) after the time when the Bank has been provided all of the documents and information which are required to be delivered to Borrower under the LLC Operating Agreement with respect to such lease or Property contract, then the failure by the Bank to comment within such fifteen (15) business days (or such longer period as may be granted to Borrower under the LLC Operating Agreement or other agreement if and when Borrower is limited to a specific period for approving or disapproving such lease) shall be deemed consent to Borrower's recommended position on the issue;

                  (b) By the 50th calendar day after the end of each calendar quarter, Borrower shall deliver to the Bank a profit and loss statement, and a balance sheet each of which shall contain year-to-date figures, as well as the monthly or quarterly data for each of (i) the Partnership and/or the LLC, and (ii) Borrower;

                  (c) By the 20th calendar day of each calendar month for the previous month ending Borrower shall deliver to the Bank an operating statement, rent roll, and profit and loss statement for the Property, each of which shall contain year-to-date figures;

                  (d) Within 90 days after the end of each calendar year, Borrower shall deliver to the Bank a financial statement with respect to the Partnership and/or the LLC, Borrower, and the Property;

                  (e) Within 60 days after the filing thereof, Borrower shall deliver to the Bank the applicable Federal Tax Return or other filing form and all attachments thereto for the Partnership and/or the LLC, and Borrower; and

                  (f) Within 30 days after the receipt or preparation by Borrower thereof, Borrower shall deliver to the Bank any report, document containing financial data, operating statement, or other documentation prepared by or on behalf of the Partnership and/or the LLC, the general partners of the Partnership and/or the members of the LLC, or any of the Property or Management Contract which relate in any way to the operation or profitability of the Partnership and/or the LLC or the Property.

            In addition, at any reasonable time and from time to time the Bank, as attorney-in-fact for Borrower, shall have access to all books and records of the LLC which are available to Borrower under the LLC Operating Agreement or otherwise, as well as reasonable access to all books and records (including, without limitation, any and all leases) of Borrower pertaining to the Property.

            4.6 MANAGEMENT DISBURSEMENTS; ENFORCEMENT BY THE BANK. As noted in Section 4.1(b) above, the $300,000 in aggregate annual Manager's Letter Agreement payments which are payable in monthly installments to Borrower and Carlyle 15 by the Property Manager on account of the Management Disbursements shall be delivered directly to the Bank by the payor thereof (and may be collected directly by the Bank at any time pursuant to UCC 9318 and 9502 or otherwise whether before or after any default or Event of Default) in accordance with this Agreement and any other applicable documentation executed pursuant hereto, whether before or after the occurrence of any Event of Default or default, including as provided in the Manager's Letter Agreement, the Aetna Manager Fee Transfer Approval and the LLC Operating Agreement. Bank shall have the right as either or both a secured party or attorney-in-fact for Borrower to take any and all action necessary under the LLC Operating Agreement, the Loan Documents or applicable law to enforce collection of all or any portion of such payments of the Manager's Payment under the Manager's Letter Agreement including without limitation, by the Bank's execution and delivery of any and all documents, consents, notices, acknowledgements, instruments and other agreements, and the exercise of any and all remedies available to Borrower under the LLC Operating Agreement, the Manager's Warranty, the Manager's Letter Agreement, the Aetna Manager Fee Transfer Approval or any Loan Documents. Without limiting the generality of the foregoing, the Bank may (either as a secured party or as an attorney in fact for Borrower) require the LLC to withhold any Manager's Payment from Property Manager and instead to pay such amount to the Bank in accordance with the Manager's Letter Agreement and to exercise any right available to Borrower under the LLC Operating Agreement as a consequence of the nonpayment of the Manager's Payment installment to the Bank, including the rights of Borrower pursuant to Section 3.01(b)(iv) and 3.06 of the LLC Operating Agreement. To the extent that all or any portion of the Manager's Payment is not timely paid to the Bank, and the Bank directly collects (as secured party or attorney-in-fact for Borrower) all or any portion of such unpaid amounts of the defaulted installment payment from later Manager's Payments, then the Bank shall remit to Borrower any amounts which Borrower has previously paid to the Bank (from Borrower's sources other than the Collateral) on account of such unpaid amounts (less any reasonable and customary expenses, including reasonable attorneys' fees, and other amounts incurred by the Bank in making such collection or enforcing or defending the Bank's rights and interests under the Manager's Letter Agreement or the LLC Operating Agreement), if an only if (i) no Event of Default exists (besides such payment cured by Borrower); (ii) Borrower makes such payment voluntarily within 30 days from the date when first due (which time is of the essence) from Borrower's sources other than the Collateral; and (iii) Borrower notifies the Bank in writing at the time of such payment of the Borrower's source of such payment and Borrower's intention to recoup such amount from future payments. For example, if there are insufficient LLC funds available to make any monthly installment payment and Borrower pays the Bank such amount from non-Collateral funds of Borrower, then the Borrower may recoup that payment when LLC funds are later available for such late payment. However, Borrower's right of recoupment hereunder is subordinate to the Bank's rights to current payments (under the Manager's Letter Agreement), so that if there are insufficient LLC funds to pay the Bank and Borrower in a subsequent month, Borrower may only recoup its payment from any excess remaining after the current installment is paid to the Bank.

      5. REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Borrower set forth in Article III of the Loan Agreement is hereby reaffirmed as though made as of the date of this Agreement, except that such representations and warranties are modified and supplemented as follows:

            5.1 DUE ORGANIZATION OF LLC. The LLC upon formation shall be (and, if already formed, currently is) duly organized and validly existing under applicable law, qualified to do business and in good standing in each jurisdiction where required, and has complied with all laws necessary to conduct its business as presently conducted. The LLC Operating Agreement is a valid and binding obligation of the parties thereto which is legally enforceable in accordance with its express terms. No "Event of Default" exists under the Partnership Agreement or LLC Operating Agreement, and no event, condition or matter exists which would constitute any such "Event of Default" after the giving of notice or the passage of time or both.

            5.2 EFFECT OF SECURITY AGREEMENT. Borrower acknowledges, agrees, represents, and warrants that the liens and security interests granted by Borrower to the Bank pursuant to the Original Loan Documents shall remain in full force and effect and that, when the Partnership is merged into the LLC and the Bank obtains a security interest in Borrower's economic and other membership interest in the LLC (which constitutes proceeds of the interest in the Partnership), the Bank shall have an uninterrupted, continuing security interest of first priority in said interest in the LLC (and in all other collateral described in the Original Security Agreement) as well as in the collateral described in the New Security Agreement executed pursuant hereto. Said liens and security interests in favor of the Bank securing the obligations described herein, in the New Note and the other New Documents executed pursuant hereto is of first priority, subject to no liens, claims, encumbrances, offsets or defenses of any kind.

            5.3 FINANCIAL REPORTS. Except as to documents prepared by Maguire or other third parties and which are forwarded by Borrower without warranty hereunder (except that Borrower represents that it does not affirmatively disagree with any of such documents, except as disclosed in writing to the Bank), the various financial reports delivered to the Bank pursuant to Section 3 above are accurate and fairly present the financial condition and results of operations of Borrower, the Partnership, the LLC, and the Property as may be applicable for the periods covered thereby, all in accordance with accounting principles and practices accepted in the real estate industry, consistently applied. To the best of Borrower's knowledge (with respect only to those documents prepared by Maguire or other third parties), since the date of the various reports, statements, and documentation indicated above, there has been no material adverse change in such condition or operations.

            5.4   LIENS ON PROPERTY.  Borrower specifically reaffirms
Section 3.11 of the Loan Agreement, except that the representation and warranty relating to the fact that the Property is subject to no liens securing monetary obligations other than the "Aetna Loan" shall include the Aetna Loan as modified in accordance with the Aetna Restructuring. References to the Aetna Loan in Article III of the Loan Agreement shall be deemed to refer to the Aetna Loan as so modified.

            5.5 VALID, ETC., LOAN DOCUMENTS. Each of the Loan Documents is and remains a valid and binding obligation of Borrower which is enforceable in accordance with its respective express terms.

            5.6   AETNA RESTRUCTURING.  The Aetna Loan and Aetna
Restructuring Documents dated as of September 19, 1996, shall become effective at the Closing Date in the form and substance of the documents submitted to escrow on or about September 25, 1996, as attached to the October 7, 1996, letter from Mark L. Bronson to G. Larry Engel.

      6.    MISCELLANEOUS.

            6.1 AMENDMENTS AND WAIVERS. If the Bank and Borrower at any time wish to enter into any supplement, modification or amendment to any provision of this Agreement, any other New Document executed pursuant hereto or in connection herewith, and/or any other Loan Document, any such amendment, supplement or modification shall be in a writing duly executed by the parties' authorized representatives, and no oral, implied or other amendment, supplement or modification shall be of any force or effect whatsoever. Similarly, if the Bank wishes at any time to waive any default or Event of Default, to consent to any matter or variance, or otherwise to confer any benefit or approval or accept any detriment, such waiver, consent or other conduct shall only be binding or effective against the Bank if and when the Bank shall duly execute and deliver to Borrower a written instrument waiving any provision of this Agreement or any other Loan Document, or consenting to any departure by Borrower therefrom or conferring or accepting any such benefit, approval or detriment (subject to Section 4.5(a) above). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and only after execution and delivery or such writing by the Bank (subject to Section 4.5(a) above).

            6.2 NOTICES. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (includ-ing by overnight courier or telecopier) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or telex or telecopier numbers set forth below their names on the signature pages hereof, or at or to such other address or telecopier number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if delivered by hand or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or five (5) business days after deposit in the mail, first class, postage prepaid; and (c) if sent by telecopy, upon receipt.

            6.3 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
The rights and remedies under this Agreement and the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

            6.4   COSTS AND EXPENSES; INDEMNIFICATION; OTHER CHARGES.

                  6.4.1 COSTS AND EXPENSES. Borrower agrees to pay on demand (to the extent incurred after the Closing Date):

                        (a) all reasonable and customary out-of-pocket costs and expenses of the Bank, and all reasonable fees of counsel (and all disbursements by such counsel) to the Bank (including allocated reasonable costs of internal counsel), in connection with the negotiation, preparation, execution, and delivery of the Loan Documents, the LLC Operating Agreement, the Aetna Loan Documents, and any amendments, modifi-cations or waivers of the terms thereof or disputes among the parties thereto, or in connection with the exercise of any of the Bank's rights thereunder;

                        (b)   all reasonable and customary title,
appraisal, survey, audit, consulting, search, recording, filing and similar fees and expenses incurred by the Bank in connection with the Loan Documents or the Collateral; and

                        (c) all reasonable and customary costs and ex-penses of the Bank and reasonable fees and disbursements of counsel (including allocated reasonable costs of internal counsel), whether before, during or after the filing of any petition under any provision of the Bankruptcy Code by or against Borrower or the LLC or Partnership in connec-tion with (i) any default or Event of Default, (ii) the exercise, enforcement or defense (or attempted exercise, enforcement or defense), and preservation of any rights or interests under any or all of the Loan Documents, (iii) any out-of-court workout or other refinancing or restructuring or any bankruptcy case, (iv) any relief from stay proceedings or other actions or defenses of any kind taken in any bankruptcy or insolvency proceeding, and (v) the enforcement, defense or preservation of, and realization upon, any of the Collateral, including any losses, costs and expenses sustained by the Bank as a result of any failure by Borrower to perform or observe its obligations contained in any of the Loan Documents.

                  Notwithstanding any provision to the contrary contained herein, Borrower shall have no obligation to pay to the Bank any administrative fees, servicing fees or other similar discretionary fees payable to the Bank or its affiliates or to any third parties to whom the Bank has delegated any servicing or administrative functions (provided that this sentence does not affect the Bank's right to reimbursement for attorneys' fees or other third party fees permitted under the Loan Documents).

                  6.4.2 INDEMNITY. Subject to Section 6.13, Borrower shall indemnify the Bank from and against any loss, cost, damage, expense (including reasonable attorneys' fees of inside and outside counsel) which the Bank may suffer or incur as a consequence of Borrowers' noncompliance with or breach of any provision of any Loan Document, the Partnership Agreement, the LLC Operating Agreement or any of the Aetna Loan Documents, including any monetary amount which the Bank would have to assume or pay in order to succeed to Borrower's interest in the LLC or to cure Aetna Loan Document Events of Default so as to preserve the value of the Collateral or other rights or interests of the Bank under the Loan Documents, or to perform any indemnity or other obligation to Aetna under the Aetna Manager Fee Transfer Approval.

                  6.4.3 PROTECTIVE ADVANCES. The Bank may (but shall not be obligated to) make any advance (or take, consistent with Section 6.4.1 above, any other action at the expense of Borrower) that the Bank may deem necessary or appropriate in order to protect, defend, enforce or preserve any of its rights or interests with respect to any Collateral or Loan Documents, including by curing any monetary obligation of Borrower directly or indirectly (through the Partnership or LLC) owing under the LLC Operating Agreement or any of the Aetna Loan Documents. Any such amount advanced by the Bank hereunder shall be added to the principal balance owing under the New Note, shall bear interest at the rate specified therein and shall be secured and supported by the same security and Loan Documents as if included in the New Note indebtedness.

            6.5 BENEFITS OF AGREEMENT. This Agreement and the other Loan Documents are entered into for the sole protection and benefit of the par-ties hereto and their respective permitted successors and assigns, and no other person or entity shall be a direct or indirect beneficiary of, nor shall have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

            6.6 ACKNOWLEDGMENTS. The Bank's activities in connection with this Agreement, all other Loan Documents and Borrower are not "outside the scope of the activities of a lender of money" within the meaning of
Section 3434 of the California Civil Code. The Bank shall not be liable or responsible for any acts, omissions or decisions of Borrower. The Bank is not, and shall not be construed as, a partner of, joint venturer with or controlling person of Borrower.

            6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

            6.8   BINDING EFFECT; ASSIGNMENT.

                  6.8.1 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Borrower, the Bank and their respective permitted successors and assigns.

                  6.8.2 ASSIGNMENT. Borrower shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein or any Collateral without the prior written consent of the Bank. The Bank may sell, assign, transfer or grant a participation interest in all or any portion of the Bank's rights and obligations hereunder and under the other Loan Documents and in connection therewith may disclose any information and documents as are available to the Bank at any time.

                  6.8.3 REAFFIRMATION. Borrower hereby reaffirms the validity and continued enforceability of each and every term of the Original Loan Documents as set forth therein, except as expressly modified in this Agreement and other New Documents.

            6.9 WAIVER OF JURY TRIAL. BORROWER AND THE BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER AND THE BANK HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. A COPY OF THIS SECTION 6.9 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

            6.10 ENTIRE AGREEMENT. This Agreement and the other Loan Documents reflect the entire agreement between Borrower and the Bank with respect to the matters set forth herein and therein and supersede any prior agreements, term sheets, letters of intent, commitments, discussions and understandings, oral or written.

            6.11 SEVERABILITY. If one or more provisions contained in this Agreement or the other Loan Documents shall be determined by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party shall, to the fullest extent permitted by applicable law, not invalidate or render illegal or unenforceable any such provision in any other jurisdiction or with respect to any other party, or any other provisions of this Agreement or the other Loan Documents.

            6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counter-parts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute but one and the same agreement.

            6.13 LIMITED LIABILITY. In the event that suit is brought under this Agreement or any of the Loan Documents, any judgment obtained in or as a result of such suit shall be enforceable solely against the Collateral, and Borrower and its partners shall have no personal liability therefor.

            IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the date first above written.

                                    CARLYLE REAL ESTATE LIMITED
                                    PARTNERSHIP-XV, an Illinois
                                    limited partnership

                                    By: JMB Realty Corporation


                                    By: _____________________________
                                    Title: __________________________
                                    Address:_________________________
                                    _________________________________
                                    Fax No.:_________________________


                                    WELLS FARGO BANK, N.A.


                                    By: _____________________________
                                    Title: __________________________
                                    Address:_________________________
                                    _________________________________
                                    Fax No.:_________________________




                              GLOSSARY OF TERMS


Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Loan Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Original Security Agreement. . . . . . . . . . . . . . . . . . . . . . .   1
Original Loan Documents. . . . . . . . . . . . . . . . . . . . . . . . .   1
Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Maguire. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Carlyle 14 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
IBM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
LLC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
LLC Operating Agreement. . . . . . . . . . . . . . . . . . . . . . . . .   1
Partnership Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .   1
Carlyle 14 Loan Agreement. . . . . . . . . . . . . . . . . . . . . . . .   1
Carlyle 14 Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Promissory Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Carlyle 14 Note. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Carlyle 14 Security Agreement. . . . . . . . . . . . . . . . . . . . . .   2
Original Carlyle 14 Loan Documents . . . . . . . . . . . . . . . . . . .   2
New Carlyle 14 Documents . . . . . . . . . . . . . . . . . . . . . . . .   2
Carlyle 14 Loan Documents. . . . . . . . . . . . . . . . . . . . . . . .   2
Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Aetna. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Aetna Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Aetna Restructuring. . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Amended Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . .   3
Aetna Restructuring Documents. . . . . . . . . . . . . . . . . . . . . .   3
Pro Rata Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Partnership Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .   4
Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
New Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
25% Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   5
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
insider. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
New Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
New Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Wells Fargo Bank Addendum. . . . . . . . . . . . . . . . . . . . . . . .   6
Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Supplemental Security Agreement. . . . . . . . . . . . . . . . . . . . .   7
Security Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
UCC-1 Financing Statement. . . . . . . . . . . . . . . . . . . . . . . .   7
Extension Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Carlyle 14 Modification Agreement. . . . . . . . . . . . . . . . . . . .   9
Subject Disbursements. . . . . . . . . . . . . . . . . . . . . . . . . .   9
Management Company . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Management Disbursements . . . . . . . . . . . . . . . . . . . . . . . .  10
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Event of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Aetna Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
outside the scope of the activities of a lender of money . . . . . . . .  18






                              TABLE OF EXHIBITS


      Exhibit

Description
         A
Property
Description
         B
New Note
         C
Release
         D
Notice of Assignment and Acknowledgement of Receipt
         E
Security Agreement
         F
UCC-1 Financing Statement
         G
Wells Fargo Bank Addendum




                                   ANNEX A
                       TO LOAN MODIFICATION AGREEMENT
                                (CARLYLE XV)

                          DEFINITION OF COLLATERAL

      All of Borrower's obligations now or hereafter owing to the Bank under the Loan Documents shall be secured by the following "Collateral":

            A. (a) any and all partnership interests of Borrower in Maguire Thomas Partners-South Tower, a California limited partnership (the "Partnership") and membership interests of Borrower in Maguire Thomas Partners-South Tower, LLC, a California limited liability company (the "LLC"), now existing or hereafter acquired (collectively, the "Partnership/Membership Interests"), and all distributions, capital and profits, cash, warrants, rights, certificates, instruments, chattel paper, accounts, contract rights, general intangibles, and other rights, property or proceeds and products from time to time evidencing, arising from, relating to, received, receivable or otherwise distributed in respect of or in exchange for any or all of the Partnership/Membership Interests; (b) all additional rights to purchase interests in the Partnership or the LLC from time to time acquired by Borrower in any manner (which interests shall be deemed to be part of the Partnership/Membership Interests), the certificates or other instruments representing such additional interests, if any, and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional interests or other rights; (c) any and all accounts, contract rights, instruments, chattel paper, general intangibles and other rights to payment arising from or under or as provided in the LLC Operating Agreement or Partnership Agreement, in each case, as the same may be amended, supplemented or modified from time to time; and (d) to the extent not covered by clauses (a), (b) and (c) above, all Proceeds of any or all of the foregoing. The term "Proceeds" shall have the meaning assigned that term under the Uniform Commercial Code (the "Code") as in effect in the State of California and the State of Illinois, as applicable, whether consisting of general intangibles, accounts, contract rights, instruments, chattel paper, or other rights to payment or kinds of property, and in any event shall include, but not be limited to, any and all (A) proceeds of any indemnity or guaranty payable to Borrower or Bank from time to time with respect to any of the Collateral, and (B) any other amounts from time to time paid or payable under or in connection with any of the Collateral.

            B. all of Borrower's right, title and interest: (a) as a partner in and to the Partnership and as a member in and to the LLC, whether now owned or hereafter acquired, including, but not limited to, any management and voting rights with respect to the Partnership/Membership Interests, (b) all other property which, absent this Agreement would, now or hereafter, be distributable or distributed, transferable or transferred, payable or paid, or deliverable or delivered to Borrower as a partner in the Partnership or a member in the LLC, as applicable, whether at any time prior to, or in connection with, or after the dissolution of the Partnership or the LLC, if any, including, without limitation, distributions of cash and of property in kind by the Partnership or the LLC (collectively, "Distributions"), and (c) all other rights, interests, claims and other property of Borrower in any manner arising out of or relating to the Partnership/Membership Interests, whether such rights, interests, claims or other property are now owned or hereafter acquired by Borrower, whatever their respective kind or character, whether they are tangible or intangible property, and wheresoever they may exist or be located, including, without limitation, all Proceeds, goods, documents, instruments, claims, general tangibles, chattel paper, accounts and deposit accounts (as such terms are defined in the Code), if any, now owned or hereafter acquired by Borrower and in any manner arising out of or relating to the Partnership/Membership Interests, and further including, without limitation, all of the rights of Borrower as a holder of the Partnership/Membership Interests to: (1) operate the business of the Partnership or the LLC and deal with and receive the benefit from the Partnership's or the LLC's assets; (2) receive proceeds of any indemnity, warranty or guaranty under any agreement between Borrower and any other party or entity associated with the Partnership or the LLC or otherwise arising by operation of law for the account of Borrower, including any rights of equitable or implied indemnity arising in connection with any acts or omissions of Borrower in connection with the LLC or Partnership or their assets; (3) receive fees, income, rents, proceeds of sale, issues, earnings, deposits, receipts, royalties, revenues, recoveries, compensation, permits, trade or business names, franchises, claims and causes of action arising out of or relating to the Partnership or the LLC, and all other rights, powers, property and remedies of Borrower with respect to any of the foregoing; and (4) access the Partnership's or the LLC's books and records and to the other information concerning or affecting the Partnership or the LLC.

      In the event that suit is brought under any of the Loan Documents, any judgment obtained in or as a result of such suit shall be enforceable solely against the Collateral, and Borrower and its partners shall have no personal liability therefor.







                                   ANNEX B
                       TO LOAN MODIFICATION AGREEMENT
                                (CARLYLE XV)



      Legal Fees and Expenses
      (from January 1, 1996
      through the Closing Date)                  $55,257.95 (65% of
                                                       $85,012.23)